Exhibit 10.7

LEASE AGREEMENT

Between

American Twine Limited Partnership

as Landlord

and

Targanta Therapeutics Corporation

as Tenant

ARTICLE I – Reference Data

1.1 Subjects Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the date stated for that subject in this Section 1.1.

DATE: October 20, 2006

PREMISES:

Rentable
Suite	Square Feet
2300	4,459
1263	221

All as shown crosshatched on Exhibit A attached hereto. The Premises are located within an office building (the “Building”) known as The American Twine Office Park, located at 222 Third Street, Cambridge, Massachusetts (the “Land”). The Building and the Land are jointly referred to as the “Property.”

For all purposes of this Lease, the Premises shall be conclusively deemed to contain the above-stated number of rentable square feet.

LANDLORD:	American Twine Limited Partnership, a Massachusetts limited partnership

ORIGINAL ADDRESS
OF LANDLORD:	C/O Transatlantic Investment Management, Inc.
222 Third Street
Cambridge, MA 02142

TENANT:	Targanta Therapeutics Corporation

ORIGINAL ADDRESS
OF TENANT
FOR NOTICES:	Attention: Chief Financial Officer 225 S. East St. Suite 390
Indianapolis, IN 46202-4002

i

TERM:	Two (2) years

EXTENSION
PERIODS:	Two (2) Period of One (1) year each

COMMENCEMENT
DATE:	December 1, 2006

ANNUAL
FIXED RENT:	$131,040 ($28.00 per rentable square foot)

ELECTRICITY COST:	Prorata share of Building electric costs plus charges measured by meters located in and serving only suite 1263.

PERMITTED USES:	General Offices and uses accessory thereto permitted by applicable laws and not inconsistent with the other uses in the Building.

TENANT’S PRO
RATA SHARE:	Four point zero four percent (4.04%) which shall be conclusively deemed correct for all purposes of this Lease and represents the Premises’ proportionate share of the entire rentable area of the Building (115,785 square feet) per BOMA standard.

TAX BASE:	Calendar Year 2006 (i.e., half of the taxes assessed for Fiscal 2006 plus half of the taxes assessed for Fiscal 2007).

OPERATING BASE:	Calendar Year 2006

LANDLORD’S
BROKER:	N/A

TENANT’S BROKER:	Richards Barry Joyce & Partners

PARKING SPACES:	Three (3) spaces at $150 per space per month

TENANT INSURANCE
COVERAGES:

GENERAL LIABILITY:	$1,000,000 per person;
$3,000,000 per occurrence or $3,000,000 combined
PROPERTY DAMAGE:	$1,000,000

LANDLORD INSURANCE
COVERAGES:

BODILY INJURY:	$1,000,000 per person;
$3,000,000 per occurrence or $3,000,000 combined
PROPERTY DAMAGE:	$1,000,000

SECURITY DEPOSIT:	$32,760 reducing to $21,840 at the conclusion of an initial public offering of common shares in Tenant on a securities exchange regulated by the United States Securities and Exchange Commission.

1.2 Exhibits.

The exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease:

Exhibit A:	Plan of the Premises
Exhibit B:	Description of Landlord’s Work
Exhibit C:	Definition of Operating Expenses
Exhibit D:	Rules and Regulations
Exhibit E:	Cleaning Specifications
Exhibit F:	Declaration of Commencement Date

1.3 Table of Articles and Sections.

ARTICLE I – Reference Data	i
1.1 Subjects Referred To.	ii
1.2 Exhibits.	iii
1.3 Table of Articles and Sections.	iv

ARTICLE II – Premises and Term	1
2.1 Premises.	1
2.1.1 Right to Use Common Facilities	1
2.1.2 Landlord Reservations.	2
2.1.3 Option to Expand.	2
2.2 Term.	3
2.2.1 Memorialization of Commencement Date.	3
2.3 Extension Option.	3
2.3.1 Annual Fixed Rent During Extended Term.	3
2.3.1.1 Determination of Fair Market Rent.	3

ARTICLE III – Improvements	4
3.1 Performance of Work.	4
3.2 Landlord’s Guarantee of Construction.	5
3.3 Early Entry.	5
3.4 Compliance with Law.	5

ARTICLE IV – Rent	5
4.1 Annual Fixed Rent.	5
4.2 Additional Rent.	6
4.2.1 Real Estate Taxes.	6
4.2.2 Operating Expenses.	7
4.2.3 Betterment Assessments.	7
4.2.4 Partial Year.	7
4.2.5 Tax and Operating Expense Fund Payments.	8
4.2.6 Inspection of Books.	8
4.2.7 Annual Expense Statement.	9
4.2.8 Adjustment to Operating Expenses.	9
4.2.9 Annual Tax Statement.	9
4.2.10 Real Estate Tax Abatement	9
4.2.11 Late Payment of Rent, Additional Rent, etc.	9
4.3 Electricity Cost and Services.	10
4.4 No Offsets.	10

ARTICLE V– Additional Covenants	10
5.1 Tenant Affirmative Covenants.	10
5.1.1 Perform Obligations.	11
5.1.2 Use.	11
5.1.3 Repair and Maintenance.	11
5.1.4 Payment for Tenant’s Work.	11

5.1.5 Indemnity.	11
5.1.6 Landlord’s Right to Enter.	12
5.1.7 Personal Property at Tenant’s Risk.	12
5.1.8 Payment of Cost of Enforcement.	12
5.1.9 Yield Up.	12
5.1.10 Estoppel Certificate.	13
5.1.11 Landlord’s Expenses Regarding Consents.	14
5.1.12 Rules and Regulations.	14
5.1.13 Tenant Insurance.	14
5.1.13.1 Coverages.	14
5.1.13.2 Companies.	14
5.1.14 Waiver of Subrogation.	15
5.1.15 Interruptions and Delays in Services and Repairs.	15
5.1.16 Safety Appliances; Licenses.	16
5.1.17 Compliance with Insurance Requirements.	16
5.1.18 Americans with Disabilities Act.	16
5.2 Tenant’s Negative Covenants.	17
5.2.1 Assignment, Subletting, Etc.	17
5.2.2 Overloading, Nuisance, Etc.	19
5.2.3 Installations, Alterations or Additions.	19
5.2.4 Hazardous Waste.	19
5.2.5 Obstructions; Items Visible From Exterior.	20
5.3 Landlord’s Covenants.	20
5.3.1 Landlord Insurance.	20
5.3.2 Repair and Maintenance.	21
5.3.3 Payment of Cost of Enforcement.	21
5.3.4 Quiet Enjoyment.	21

ARTICLE VI – Casualty and Taking	22
6.1 Termination.	22
6.2 Restoration.	22
6.3 Eminent Domain Award.	23

ARTICLE VII – Defaults and Remedies	23
7.1 Events of Default.	23
7.2 Remedies.	24
7.3 Remedies Cumulative.	25
7.4 Right to Cure Defaults.	25
7.5 Effect of Waivers of Default.	25
7.6 No Waiver, Etc.	26
7.7 No Accord and Satisfaction.	26
7.8 Consequential and Special Damages.	26

ARTICLE VIII – Mortgages	26
8.1 Lease Subordinate-Superior.	26
8.2 Modification, Termination or Cancellation.	28
8.3 Rights of Holder of Mortgage.	28

v

8.4 Assignment of Rents.	28
8.5 Implementation of Article VIII.	29

ARTICLE IX – Miscellaneous	29
9.1 Notices from One Party to the Other.	29
9.2 Lease Not To Be Recorded.	30
9.3 Limitation of Liability.	30
9.4 Acts of God.	30
9.5 Landlord’s Default.	30
9.6 Brokerage.	30
9.7 Applicable Law and Construction.	31
9.8 Building Services and Utilities.	31
9.9 Parking.	33
9.10 Security Deposit.	33
9.11 No Binding Effect Until Execution.	35
9.12 Execution Date.	35
9.13 Presumption Against Draftsman.	35
9.14 Time is of the Essence.	35
9.15 [Intentionally Omitted]	35
9.16 Evidence of Authority.	35
9.17 Waiver of Jury Trial; Venue.	36

ARTICLE II – Premises and Term

2.1 Premises.

Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease.

The Premises exclude all structural elements, including floor slabs, columns, load-bearing walls, exterior faces of exterior walls, any area behind the finished wall surface of demising walls or above the hung ceiling (subject to Tenant’s right to use the plenum area for wires, conduits, etc.), the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Building exclusively or in common, but include all tenant special installations, interior stairs, special flues, dumbwaiter shafts and special air conditioning facilities, and specially installed or leased telephone or electric switchboards.

2.1.1 Right to Use Common Facilities

Subject to reasonable rules of general applicability to all other tenants in the Building from time to time made by Landlord, of which Tenant is given notice, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with other occupants of the Building for their intended and normal purposes:

(a) The elevators, shafts, fire escapes, common lobbies, interior stairwells (for emergency purposes only) and entrances and exits to the Building;

(b) All installations designed and intended for common use and serving the Premises such as but not limited to electricity, gas, hot and cold water, sewer, heat, ventilation and air conditioning (including, without limitation, all pipes, ducts, vents, wires, cables, and conduits designed and intended for common use in connection therewith);

(c) All apparatus and equipment designed and intended for common use and serving the Premises such as but not limited to elevators, tanks, pumps, motors, electrical switchgear, fans, compressors and control apparatus and equipment, excluding from such apparatus and equipment all parts thereof, and all items affixed or connected thereto, not designed or intended for common use; and

(d) If the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby located on such floor.

(e) Exits, entrances, sidewalks and roadways to and from any loading areas and parking spaces, and, if available, any parking spaces designated for guest parking.

2.1.2 Landlord Reservations.

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use and upon reasonable prior notice: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and/or other parts of the Building, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building; and (b) to alter or relocate any other common facility, provided that substitutions do not materially and unreasonably interfere with Tenant’s access to or use of the Premises. Installations, replacements and relocations referred to in clause (a) above shall be located, so far as practicable, in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.

2.1.3 Option to Expand.

Provided Tenant is not then in default beyond any applicable grace period of any of the terms or provisions under this Lease, Tenant shall have the option of leasing Suite 2323 (the “Additional Space”) in the Building when it becomes available during the Term, for a term commencing upon the date such Additional Space is vacated by its former tenant and exclusive possession (in broom clean condition, free of all personal property and/or debris) is delivered to Tenant (the “Expansion Commencement Date”), for a term coterminous with the then-remaining Term of this Lease provided such remaining term is at least 12 months (including any Extension Period), on the terms and conditions hereof, but at an Annual Fixed Rent equal to the then current fair market rent for the Additional Space, as determined pursuant to Section 2.3.1.1 hereof as of the Expansion Commencement Date. If the current fair market rent has not been determined before the Expansion Commencement Date, Tenant will pay rent for the Additional Space at the same rate as is payable for the original Premises, and an adjustment will be made when the fair market rent is determined.

Such option shall be exercised by notice from Tenant to Landlord within ten (10) business days after Tenant shall have received notice from Landlord that the Additional Space will be available and of the expected Expansion Commencement Date. If Tenant shall fail to so exercise its option, Tenant shall have no further option with respect to the Additional Space set forth in Landlord’s notice. If Tenant shall exercise its option as aforesaid, then from and after the Expansion Commencement Date, the Additional Space shall be deemed to be part of the Premises, as if originally demised hereunder, and the Annual Fixed Rent and Pro Rata Share hereunder shall be adjusted. Prior to the Expansion Commencement Date, the parties shall enter into an amendment of this Lease to confirm such expansion and such new Annual Fixed Rent and Pro Rata Share.

This option shall be subject to and inferior to any option heretofore given to any other tenant in the Building for such Additional Space. Landlord represents that the no other tenants have prior rights to the Additional Space.

2.2 Term.

The term of this Lease (the “Term”) shall begin on the Commencement Date, which shall be the earlier to occur of: (a) the date defined in Section 1.1 of the Lease; or (b) the date of occupancy of the Premises by Tenant provided Landlord can deliver exclusive possession to the Premises (in broom clean condition, free of all personal property and/or debris), and shall continue for the Term specified in Section 1.1, unless sooner terminated as hereinafter provided. Notwithstanding the foregoing, early access to the Premises as provided in Section 3.3 shall not be deemed possession for purposes hereof.

2.2.1 Memorialization of Commencement Date.

To memorialize the Commencement Date the Tenant will execute a Declaration of Commencement Date substantially in the form of Exhibit F within ten (10) days after receipt of such Declaration from Landlord.

2.3 Extension Option.

Provided the Tenant shall not be in default beyond the expiration of any applicable grace period of any of the terms or provisions of this Lease on Tenant’s part to be performed or observed, both as at the date of exercise of any such option and as at the commencement of any such extended Term, unless waived by Landlord, the Tenant may, at its option, extend the Term for the Extension Period(s) set forth in Section 1.1, by written notice to the Landlord given at least six (6) months prior to the expiration of the original or then extended Term. All of the terms and provisions of this Lease shall be applicable during any such extended Term, except such terms and provisions as relate to any Landlord Work and any option(s) to extend the Term which have then been seasonably exercised.

2.3.1 Annual Fixed Rent During Extended Term.

During the extended Term, the Annual Fixed Rent payable hereunder shall be the then current Fair Market Rent for the Premises.

2.3.1.1 Determination of Fair Market Rent.

Unless the parties agree as to the Fair Market Rent, Landlord shall deliver to Tenant an estimate (“Landlord’s Estimate”) of the fair market rent applicable for the Premises no later than ten (10) days after receipt by Landlord of Tenant’s notice pursuant to Section 2.3 hereof. In the event that Landlord’s Estimate is unacceptable to Tenant, Tenant shall have the right, by written notice sent to Landlord, no later than thirty (30) days after receipt of Landlord’s Estimate, to either (a) rescind its notice given pursuant to Section 2.3 or (b) request that the fair market rent be determined by an appraisal (“Tenants Appraisal Notice”). If Tenant fails timely to request determination of the fair market rent by appraisal as aforesaid, the Annual Fixed Rent payable during the Extended Term shall be an amount equal to the Landlord’s Estimate.

Tenant’s Appraisal Notice shall designate an MAI real estate appraiser with no less than ten (10) years’ experience in appraising real property similar to the Premises in the city or town in which the Premises is located. Landlord shall, by written notice to Tenant, no later than ten (10) days after receipt of Tenant’s Appraisal Notice, designate an MAI real estate appraiser having at least the experience referred to above. Within ten (10) days after receipt by Tenant of Landlord’s designation, the two appraisers so designated shall select a third MAI real estate appraiser with at least the experience referred to above.

Within thirty (30) days after the selection of the third appraiser the three appraisers so selected shall, by majority opinion, determine the fair market rent of the Premises for the extended Term. The fair market rent for the Premises shall be determined by the appraisers with reference to the following criteria: (i) size and location of the Premises; (ii) quality of the Building and condition of the Premises (exclusive of improvements made by Tenant at its expense); (iii) duration of the Term; (iv) terms, conditions, inducements and other provisions generally afforded in leases to tenants of similar properties in the same area of the municipality in which the Premises are located; (v) the rental market in East Cambridge for Class A and Class B properties, such area of the municipality; (vi) the rents then being achieved in the Building, which shall be of prime consideration; and (vii) lack of any brokerage costs, if no such costs are incurred by Landlord. The appraisers shall notify both Landlord and Tenant in writing of such determination. If no two of the appraisers are able to agree, the highest determination and the lowest determination shall be disregarded and the fair market rent shall be the remaining appraiser’s determination. Each party shall pay the fees and expenses of the appraiser appointed by it and one-half of the fees and expenses of the third appraiser. If Landlord fails to appoint an appraiser as aforesaid, the appraiser appointed by Tenant, acting alone shall determine the fair market rent. Tenant shall not have the right to decline the extension of the Lease once it sends the Tenant’s Appraisal Notice.

ARTICLE III – Improvements

3.1 Performance of Work.

Without in any way limiting Landlord’s repair and maintenance obligations as set forth in this Lease, Tenant hereby accepts the Premises “as is,” with all faults, whether latent, patent or otherwise, and hereby warrants and represents that it has caused such inspections and evaluations to be made of the Premises by persons or companies of its choosing, and is satisfied therewith.

3.2 Landlord’s Guarantee of Construction.

Landlord agrees to cure, on a reasonably prompt basis, any defects due to faulty workmanship or materials in the Landlord’s Work, provided Tenant shall give written notice of such defects to Landlord prior to the first anniversary of the Commencement Date. If Landlord fails to cure, the Landlord hereby agrees that it shall give Tenant the benefit of any and all guaranties which Landlord may have with respect to the labor and for materials incorporated into the Premises (or which materials exclusively serve the Premises) and Landlord shall cooperate with Tenant in enforcing the same. If any such guaranties shall not be enforceable in Tenant’s name, Landlord agrees that Tenant shall be entitled to enforce the same in Landlord’s name and at Landlord’s expense.

3.3 Early Entry.

Tenant may at Tenant’s option, at any time or from time to time hereafter without payment of Annual Fixed Rent or Additional Rent upon prior notice to Landlord, enter the Premises (and the common areas of the Building) at Tenant’s risk and expense to install any fixtures, equipment, signs and other property which Tenant deems necessary for its business purposes in accordance with Section 5.2.3, provided none of the foregoing shall unreasonably hamper performance of the Landlord’s Work, or unreasonably interfere with other tenants of the Building. Prior to the Commencement Date, Landlord initially shall pay for all water, sewer, and electricity used within the Premises for lights and outlets, provided that Tenant reimburse Landlord, within ten (10) days after written request, for the fair proportion of such water, sewer and electricity consumed by Tenant in the course of such early entry and occupancy.

3.4 Compliance with Law.

Tenant will make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority which: (i) are required due to the particularities of Tenant’s use of the Premises, rather than due to general office use per se; and/or (ii) result from the negligent, willful or reckless acts or omissions of Tenant, its agents, employees or invitees (subject, however, to any waivers of claims or subrogation herein).

ARTICLE IV – Rent

4.1 Annual Fixed Rent.

Tenant covenants and agrees to pay rent to Landlord at the Original Address of Landlord or such other place as Landlord may by notice in writing to Tenant from time to time direct, at the Annual Fixed Rent rate without notice, in equal installments of one-twelfth

(1/12th) of the Annual Fixed Rent in advance on the first day of each calendar month included in the Term, and for any portion of a calendar month at the beginning or end of the Term, at that rate, payable in advance, for such portion. Payment of the first installment of Annual Fixed Rent shall be made concurrently with the execution of this Lease and if the Commencement Date is other than the first day of a calendar month, the excess of such installment over the amount actually due for such partial month shall be credited to Tenant’s Annual Fixed Rent for the next succeeding month.

If Tenant shall fail to vacate the Premises, without the Landlord’s written consent, at the expiration of the Term, whether by expiration of time or earlier termination, the Tenant shall be a tenant at sufferance but subject to all the terms and provisions of this Lease in effect immediately prior to such holdover, except that the Tenant shall pay on account of Annual Fixed Rent, for each day of such holdover, an amount equal to a daily rate which is calculated based upon one hundred and fifty (150%) percent of the Annual Fixed Rent in effect for the last day of the Term.

In addition to the foregoing holdover rent, Tenant shall also be liable for damages incurred by Landlord as set forth in Section 5.1.9.

4.2 Additional Rent.

Tenant covenants and agrees to pay, as Additional Rent, increases in taxes and betterment assessments, and increases in Operating Expenses, (as defined on Exhibit C) with respect to the Property, as provided in this Section 4.2, as follows:

4.2.1 Real Estate Taxes.

Commencing January 1, 2007 the Tenant shall pay, as Additional Rent hereunder, the Tenant’s Pro Rata Share of the increase, if any, in the aggregate of real estate taxes imposed, assessed or levied upon the Property for any calendar year, over the Tax Base. Tenant shall not be responsible for any interest or penalties incurred by Landlord as a result of the delinquent tax payment by Landlord unless and to the extent Tenant fails to make a timely payment prior to the date on which such taxes are due, in which event Tenant shall be liable to pay that portion of any such interest or penalties actually paid by Landlord, multiplied by a fraction, the numerator of which is the amount of Tenant’s late payment and the denominator of which is the delinquent tax payment.

Nothing contained in this Lease shall, however, require Tenant to pay any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax of Landlord, or any income, profits or revenue tax or charge upon the rent payable by Tenant under this Lease; provided, however, that if, at any time during the Term, under the laws of the United States or any state or political subdivision thereof in which the Premises are situated, there shall be adopted some other method of taxation on real estate as a substitute in whole or in part for taxes on real estate as now constituted, such as tax on the Annual Fixed Rent, Additional Rent or the other charges payable by Tenant hereunder, by whatever name called, which is levied, assessed or imposed against Landlord or the rent or other charges payable hereunder to Landlord (which substitute tax on the Annual Fixed Rent, Additional Rent, or other charges or other substitute method of taxation are hereinafter collectively referred to as “Substitute Taxes”), Tenant, to the extent that such Substitute Taxes are means of raising revenue from real estate, shall pay Tenant’s Pro Rata Share of the Substitute Taxes in the same manner as if the same were Real Estate taxes, as herein provided. In the event that any such Substitute Taxes shall be based upon the income of Landlord, then Tenant’s obligation with respect to the aforesaid Substitute Taxes shall be limited to the amount thereof as computed at the rates that would be payable if the same were the sole taxable net income of Landlord, with provision to be made for any deductions, exemptions or credits to which Landlord may be entitled, only on an equitable basis in computing the tax Landlord would so bear on account of the Annual Fixed Rent, Additional Rent or other charges then due or thereafter becoming due from Tenant for the taxable period under the terms of this Lease, all as if Landlord were not entitled to any such deductions, exemptions or credits.

4.2.2 Operating Expenses.

Commencing January 1, 2007 the Tenant shall pay, as Additional Rent hereunder, the Tenant’s Pro Rata Share of the increase, if any, in the actual Operating Expenses of the Property over the Operating Base, adjusted in accordance with Section 4.2.8.

4.2.3 Betterment Assessments.

Tenant shall pay the Tenant’s Pro Rata Share of each installment of all public, special or betterment assessments levied or assessed by or becoming payable to any municipality or other governmental authority having jurisdiction over the Property (including any interest charged and paid because Landlord elected to pay the same in installments), for or in respect of them for each installment period partially or wholly included in the Term; provided in the case of each respective assessment that Landlord shall be deemed to have elected to pay such assessment in installments over the longest period permitted by law. Landlord shall promptly furnish to Tenant a copy of any notice of any public, special or betterment assessment received by Landlord concerning the Property.

4.2.4 Partial Year.

If the Term shall commence or terminate within a calendar or tax fiscal year, whichever year is applicable, the Tenant shall pay to the Landlord for that year only such portion of such Additional Rent for the whole tax, calendar or fiscal year as shall be proportionate to the portion of the Lease Term included within such year.

4.2.5 Tax and Operating Expense Fund Payments.

Landlord may make a good faith estimate of the taxes, betterment assessments and Operating Expenses (collectively “Expenses”) to be due by Tenant for any calendar or tax fiscal year or part thereof during the Term, and, unless Landlord delivers to Tenant a revision of the estimated Expenses, Tenant shall pay to Landlord, on the applicable date set forth above and on the first day of each calendar month thereafter, an amount equal to the estimated Expenses for such tax, calendar or fiscal year, or part thereof, divided by twelve (12). With any notice to Tenant concerning the amount of Tenant’s monthly payments on account of Real Estate Taxes, Landlord shall deliver to Tenant a true and complete copy of the tax bill issued by the taxing authority with respect to the Property. From time to time (but not more often than twice in any calendar of fiscal year) , Landlord may re-estimate the Expenses to be due by Tenant for any calendar of tax fiscal year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Expenses payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the year in question, Tenant shall have paid all of the Expenses as estimated by Landlord. If the annual Expense Statement (as defined in Section 4.2.7) reveals that Tenant has paid more for Expenses than the actual amount due in the year for which such statement was prepared, then Landlord shall promptly credit (or reimburse if the Lease has terminated and Tenant is not then in default hereunder) Tenant for such excess; likewise, if Tenant has paid less than the actual amount due, then Tenant shall pay Landlord such deficiency within fourteen (14) days after written demand therefore.

4.2.6 Inspection of Books.

Provided Tenant shall request the same in writing within sixty (60) days after Tenant shall receive its annual Expense Statement, Tenant shall have the right, during normal business hours, at the Building, to inspect and copy that portion of Landlord’s books and records from which Expenses were calculated for the preceding calendar and/or tax fiscal year applicable for such Expense Statement. Failure to request inspection timely, or to appear for such inspection and not object specifically to the computations, shall conclusively determine that such Expense Statement has been accepted by Tenant subject to Section 4.2.5.

4.2.7 Annual Expense Statement.

No later than the last day of March in each calendar year, Landlord shall submit to Tenant an annual statement of Expenses incurred during the prior calendar year (the “Expense Statement”) beginning with the first annual statement given for the year (or part thereof) in which the Term commences.

4.2.8 Adjustment to Operating Expenses.

In determining Operating Expenses and Operating Base, if less than one hundred (100%) percent of the Building shall have been occupied at any time during the year, Operating Expenses which vary with occupancy levels (such as cleaning, electricity, and heat) shall be increased proportionately, on an item-by-item basis, to an amount equal to the like operating expenses which, in Landlord’s reasonable judgment, would normally be expected to be incurred had occupancy been 100% during the entire period. In no event, however, shall Landlord ever be entitled to recover from all tenants more than one hundred percent (100%) of the excess of the amount actually paid by Landlord for Operating Expenses for the year in question over the Operating Base.

4.2.9 Annual Tax Statement.

Landlord shall submit to Tenant a statement of real estate taxes and betterment assessments, either as part of the annual Operating Expense Statement or within sixty (60) days after the tax bill, showing actual taxes due, has been received by Landlord, whichever Landlord shall elect and with such statement Landlord shall deliver a true copy of the tax bill. Upon receipt by Tenant of such separate tax statement, the provisions of Section 4.2.5 relating to payment or credit for estimated Expenses shall apply.

4.2.10 Real Estate Tax Abatement

Tenant shall be entitled to a credit for its ratable share (computed as a percentage of the real estate taxes paid by Tenant for the year for which the abatement was granted) of any net tax abatement (computed by deducting the costs and expenses incurred in obtaining such abatement) in the aggregate of the real estate taxes for the Property. If the abatement is for the year of the Tax Base, the tax for the year of the Tax Base will be readjusted to reflect such abatement, the abated tax shall thereafter be the base tax, and Tenant shall be liable for any increase in its pro rata share of such taxes as a result of such abatement, payable in the same manner as provided in Section 4.2.5.

4.2.11 Late Payment of Rent, Additional Rent, etc.

If Tenant fails to pay the Annual Fixed Rent, Additional Rent or any other payment (for which invoices for Additional Rent or other payments have been delivered to Tenant) due Landlord under this Lease within ten (10) days after it is due, Tenant shall also pay:

(i) a late charge equal to five percent (5%) of the unpaid amount, plus

(ii) beginning with the thirty first (31st) day after the due date interest at eighteen percent (18%) per annum or the maximum then allowed by applicable law, whichever is less, on the remaining unpaid amount.

4.3 Electricity Cost and Services.

Tenant shall pay to Landlord, as Additional Rent, its prorata share of the Building’s electric costs, as determined in accordance with Section 1.1. Landlord may make a good faith estimate of the Electricity Cost to be due by Tenant for any calendar year or part thereof during the Term, and, unless Landlord delivers to Tenant a revision of the estimated Electricity Cost, Tenant shall pay to Landlord, on the applicable date set forth above and on the first day of each calendar month thereafter, an amount equal to the estimated Electricity Cost divided by twelve (12). From time to time (but not more often than twice in any calendar of fiscal year) , Landlord may re-estimate the Electricity Cost to be due by Tenant for any calendar year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Electricity Cost payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the year in question, Tenant shall have paid all of the Electricity Cost as estimated by Landlord. If the annual reconciliation reveals that Tenant has paid more for Electricity Cost than the actual amount due in the year for which such statement was prepared, then Landlord shall promptly credit (or reimburse if the Lease has terminated and Tenant is not then in default hereunder) Tenant for such excess; likewise, if Tenant has paid less than the actual amount due, then Tenant shall pay Landlord such deficiency within fourteen (14) days after written demand therefore. Any other usage shall be separately billed and paid by Tenant within 30 days of invoice. Tenant shall pay directly to its telephone and other telecom providers all charges for telephone and other telecom service. A separate electric meter for the lights, outlets and any heat pump for the Premises may, at Landlord’s option and expense, be installed by Landlord, in which event Tenant shall pay the electric meter charges reflected thereby instead of the Electricity Cost. Landlord shall not be liable for any interruption or failure in the supply of any utilities to the Premises, except those arising from the negligent or wrongful acts or omissions of Landlord or its agents or employees.

4.4 No Offsets.

Payments due Landlord under this Lease, whether for rent or otherwise, shall be made without deduction, reduction or offset of any kind.

ARTICLE V – Additional Covenants

5.1 Tenant Affirmative Covenants.

Tenant covenants, at its expense, at all times during the Term and for such other times as Tenant occupies the Premises or any part thereof or enters the Premises or Building in accordance with Section 3.3 (if applicable):

5.1.1 Perform Obligations.

To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Annual Fixed Rent and Additional Rent, and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant

5.1.2 Use.

Unless Landlord gives advance written consent for another use, which consent may be denied for any reason or no reason and in the sole discretion of Landlord, to use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits required to permit such use.

5.1.3 Repair and Maintenance.

Tenant shall keep the Premises (including systems servicing only the Premises) in full compliance with applicable law and in good order, condition and repair, and all glass in the windows and doors of the Premises whole and in good condition, with glass of the same quality as that damaged or broken, excepting only (i) reasonable wear and tear, (ii) repair, restoration and compliance obligations of Landlord under Article VI and Paragraph 5.1.18 of this Lease, and (iii) damage caused by the negligent, willful or reckless acts or omissions of Landlord, its agents, employees or invitees (subject, however, to any waivers of claims or subrogation herein). Without limitation, Tenant shall be responsible for repair and maintenance of the so-called “Liebert Unit” located in and serving Suite 1263.

5.1.4 Payment for Tenant’s Work.

To pay promptly when due the entire cost of any work to the Premises or Building or Land, undertaken by Tenant so that they shall at all times be free of liens for labor and materials furnished to Tenant; to procure all necessary permits before undertaking such work; to do all of such work in a good and workmanlike manner, having first complied with the provisions of Section 5.2.3 hereof, employing materials of good quality and complying with all governmental requirements, and to save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

5.1.5 Indemnity.

To assume exclusive control of the Premises, and to defend, indemnify and save Landlord harmless from and against all injury, loss, claim or damage to or of any person or property (a) while on the Premises, unless arising from any omission, negligence or willful misconduct of Landlord, its agents or employees; or (b) in the Building, on the Land, or on the adjacent sidewalks, if occasioned by any omission or negligence of Tenant and those claiming by, through or under Tenant.

5.1.6 Landlord’s Right to Enter.

Landlord and its agents may enter into and examine the Premises at reasonable times and upon reasonable notice for all lawful purposes, including showing the Premises to prospective purchasers, tenants (only during the last six months of the Term) and lenders, and for making such repairs as Landlord shall be required hereunder or desires to make, or to cure defaults of Tenant. In the event of emergencies, Landlord shall not be required to give prior notice and may enter the Premises when necessary. As to any access by Landlord hereunder, Landlord shall use its best efforts to minimize any interference with Tenant’s operations in the Premises.

5.1.7 Personal Property at Tenant’s Risk.

All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant, and of all persons claiming by, through or under Tenant, which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except such loss or damage resulting solely from the acts, omissions or negligence of Landlord, its agents or employees. Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant, or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

5.1.8 Payment of Cost of Enforcement.

To pay on demand Landlord’s expenses, including reasonable out-of-pocket attorneys’ fees, actually incurred in successfully enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease, whether or not litigation is commenced.

5.1.9 Yield Up.

At the expiration of the Term, or earlier termination of this Lease: (a) to surrender all keys to the Premises; (b) to remove (i) all of its trade fixtures, machinery, equipment and personal property in the Premises, (ii) such other installations made by Tenant, (excluding wiring installed within the Premises or in the common areas of the Building), unless Landlord has otherwise agreed in writing that such can remain in the Premises upon such expiration or termination and (iii) all Tenant’s signs wherever located; (c) to repair the damage caused by such removal, and (d) to yield up the Premises (including all installations and improvements made by Tenant) broom-clean and in the same good order and repair in which Tenant is obligated to keep and maintain the Premises during the

Term by the provisions of this Lease. Any property not so removed timely shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine, and Tenant shall pay Landlord the entire cost and expense incurred in: (i) effecting such removal and disposition; and (ii) making any incidental repairs and replacements to the Premises. Tenant shall pay for use and occupancy during the period after the expiration of the Term and prior to its full performance of its obligations under this Lease as set forth in Section 4.1. Tenant shall further indemnify Landlord against all loss, cost and damage caused by Tenant’s failure and delay in surrendering the Premises as above provided. Notwithstanding the foregoing, Landlord and Tenant hereby agree that Tenant shall not be obligated to remove any improvements approved by Landlord in writing pursuant to this Lease in which Landlord so agrees.

5.1.10 Estoppel Certificate.

Upon not less than ten (10) days prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying, to the extent the same is true, that to Tenant’s best knowledge and belief this Lease is unmodified and in full force and effect and that Tenant knows of no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges, and to perform its other covenants under this Lease (or, if there have been any modifications, that the same is in full force and effect as modified, and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), and the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid together with any other factual information relating to the tenancy reasonably requested by Landlord, including affirmation that any lease requested to be affixed to such estoppel contains the entire lease and amendments. No such estoppel certificate shall have the effect of amending this Lease or waiving any rights granted hereunder. Any such statement delivered pursuant to this Section 5.1.10 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of any such mortgage.

If Tenant shall fail timely to deliver such estoppel, Tenant hereby grants Landlord, acting through its corporate general partner, an irrevocable power of attorney to execute, acknowledge and deliver such an estoppel, in the name of and on behalf of Tenant, certifying to the facts required by the estoppel. Tenant acknowledges the interest of the Landlord hereunder in providing such estoppel to a potential lender or buyer. The use of such power of attorney is in addition to any other remedy Landlord may have for Tenant’s failure timely to comply, including, without limitation, the right of Landlord to terminate the term of this Lease without notice or opportunity of Tenant to cure, notwithstanding any other provision in this Lease requiring notice or granting a cure period.

5.1.11 Landlord’s Expenses Regarding Consents.

To the extent that outside professional expertise is reasonably necessary to evaluate and respond to such request, to reimburse Landlord promptly on demand for all reasonable out-of-pocket legal, architectural and engineering expenses actually paid by Landlord in connection with all requests by Tenant for consent or approval hereunder, failure to pay the same within fifteen (15) days after being billed therefore being a default hereunder without further notice, and entitling Landlord to revoke such consent or approval in addition to all other remedies provided in this Lease.

5.1.12 Rules and Regulations.

To abide by, and to cause its agents, servants, contractors and invitees to abide by the commercially reasonable rules and regulations attached hereto as Exhibit D, which Landlord may from time to time amend. Landlord shall use reasonable efforts to ensure uniform enforcement among all tenants. In no event shall Landlord be liable to Tenant for the failure of others to conform to such rules and regulations.

5.1.13 Tenant Insurance.

Tenant shall take out and maintain throughout the Term (and take out prior to any early entry in accordance with Section 3.3 and maintain thereafter) the following insurance protecting Landlord and its mortgagee(s), if any, as additional insureds:

5.1.13.1 Coverages.

Commercial general liability insurance (with a “per location” rider) indemnifying Landlord and Tenant against all claims and demands by any agent, employee or invitee of Tenant for any injury to person or property which may be claimed to have occurred on the Premises, the Building, the Land or on the sidewalks or ways adjoining the Land, and property damage coverage, all in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1, and, from time to time during the Term, shall be for such higher limits, if any, as are customarily carried or required by or for similar tenants in the area in which the Premises are located on property similar to the Premises, and workmen’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises. No deductible in excess of $10,000.00 will be permitted without Landlord’s written consent, which shall not be unreasonably withheld.

5.1.13.2 Companies.

All such policies shall be obtained from responsible companies qualified to do business in the state in which the Premises is located and in good standing therein, which companies shall be subject to Landlord’s reasonable approval. Tenant agrees to furnish Landlord with certificates of all such insurance (on Form ACORD 27 or otherwise as approved by Landlord) prior to the beginning of the Term and each renewal policy, at least thirty (30) days prior to the expiration of the policy it renews. Each such certificate shall reflect an undertaking by the insurer that the policy shall not be canceled, allowed to lapse, amended or failed to be renewed with respect to the interest of Landlord and its mortgagees without at least twenty (20) days prior written notice thereto, unless a shorter period shall be required by applicable law, but in no event less than ten (10) days. If provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Premises, subject to Landlord’s approval which shall not be unreasonably withheld or delayed.

5.1.14 Waiver of Subrogation.

All insurance which is carried by either party with respect to the Premises, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom). In the event that extra premium is payable by either party as a result of this provision, and such extra premium is required by law to obtain such waiver, the party seeking the benefit of such waiver shall reimburse the party paying such premium the amount of such extra premium. If, at the request of one party, this non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this subsection shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims.

Landlord and Tenant hereby waive all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance (or would be protected if such party carried the insurance required hereunder), reserving, however, any rights with respect to any excess of loss or injury over the amount covered by such insurance.

5.1.15 Interruptions and Delays in Services and Repairs.

Subject to Section 2.1.2, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building. If Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation the occurrence of one or more Acts of God, Landlord shall not be liable to Tenant for any damages arising therefrom, nor, except as expressly otherwise provided in Section 6.1, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. In the event of any such interruption of any utility service to the Premises, Landlord shall at its cost and expense use reasonable efforts to restore promptly such service.

5.1.16 Safety Appliances; Licenses.

To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant of the Premises, and to procure all licenses and permits so required because of Tenant’s use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Uses.

5.1.17 Compliance with Insurance Requirements.

Not knowingly to do or permit to be done (after notice from Landlord) any act or thing upon the Premises which will invalidate or be in conflict with the terms of the Massachusetts standard form of fire, boiler, sprinkler, water damage or other insurance policies covering the Building and the fixtures and property therein; Tenant shall, at its own expense, comply with all rules, regulations, and requirements of the National Board of Fire Underwriters or any state or other similar body having jurisdiction, and shall not knowingly do or permit anything to be done in or upon the Premises in a manner which increases the rate of fire insurance upon the Building or on any property or equipment located therein.

5.1.18 Americans with Disabilities Act.

After the Commencement Date, if any act of Tenant, including its alteration of the Premises or exercise of its use of the Premises, results in the imposition of a requirement under the ADA (or any similar type state or local law), Tenant shall comply therewith. If such alteration or use (other than the event itself of the Tenant pulling a permit, which is subject to Section 5.2.3) results in required modification of the Building under such laws, Tenant shall pay Landlord’s costs of modifying the Building to comply with such requirements.

5.2 Tenant’s Negative Covenants.

Tenant covenants at all times during the Term, and for such further time as Tenant occupies the Premises or any part thereof:

5.2.1 Assignment, Subletting, Etc.

Not to assign, transfer, mortgage or pledge this Lease, or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises, or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or to permit the occupancy of the Premises by any one other than Tenant, without in each instance obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, if Landlord reasonably determines that the reputation for business, proposed use and rent payment history of the proposed assignee or subleasee are satisfactory to Landlord in light of the obligations being undertaken or assumed; provided however that Tenant may assign this Lease without Landlord’s consent to any corporation, or other business organization directly or indirectly controlling or controlled by Tenant, to any successor by merger or consolidation or to any purchaser of all or substantially all of Tenant’s assets. This provision shall be applicable to subsequent transactions by the assignee or subtenant, whether or not Landlord’s consent is herein required, subject to the further successors meeting the same standards and being financially acceptable to Landlord. No assignment, transfer, mortgage, sublease or other encumbrance, whether or not approved, and no indulgence granted by Landlord to any assignee or sublessee, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder, and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord’s approval in the case of any other assignment or subletting.

No assignment or sublease, whether or not Landlord’s consent is required, shall be valid unless the assignee or sublessee shall enter into a written agreement with Landlord agreeing to be bound by the terms and conditions of this Lease (except in the case of a sublease, in which event the sublessee’s financial obligations shall not exceed those imposed under the sublease), the Landlord’s actual and reasonable out-of-pocket costs of preparation of which (up to $1,000) are to be paid by the assignor or sublessor within fifteen (15) days after billing, failing which such assignment or sublease shall be void, and Landlord may take the same actions and have such remedies upon such failures as provided in Section 5.1.11 regarding failure to pay certain expenses.

If Landlord consents to a grant of a security interest in the Lease, such consent shall not waive Landlord’s right to require its approval of any party succeeding to the rights of Tenant upon foreclosure of or taking possession of the Premises under such security interest, if such party seeks to remain in occupancy under the Lease.

If any proposed transfer of Tenant’s rights shall include payments to Tenant (or its successor, sublessee or assignee) which, in the aggregate and after deduction of Tenant’s actual and reasonable out-of pocket costs of such transfer, exceeds the payments due Landlord under the Lease (including payments made to Landlord by such successor), then Landlord may condition its consent on such provisions as Landlord may require, and upon the Lease being amended to provide that fifty (50%) percent of such excess be paid to Landlord as additional rent, as and when received by Tenant. Landlord shall have the right to receive 50% of any settlement or lump-sum payment to Tenant in connection with any such termination or modification that exceeds, in the aggregate and after deduction of Tenant’s actual and reasonable out-of pocket costs, the payment due to the Landlord under the Lease for the remaining term of the sublease. The foregoing shall not be deemed to grant Landlord any right to restrict Tenant from terminating or otherwise amending any sublease once entered into. In lieu of such consent, Landlord may terminate the Term by notice to Tenant, except that Tenant may withdraw such request by written notice to Landlord sent within three (3) business days after Tenant receives such notice of termination, in which event the Term shall continue as if no request had been made by Tenant.

5.2.2 Overloading, Nuisance, Etc.

Not to injure, overload, deface or otherwise harm the Premises; nor commit any nuisance; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

Not to place a load upon the Premises exceeding the loads established by Landlord; and not to move any safe, vault or other heavy equipment into, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; not to install or operate in the Premises any equipment or other machinery other than usual office equipment without obtaining the prior consent of Landlord, which shall not be unreasonably withheld, but which may be subject upon such consent to the payment by Tenant of additional rent as compensation for additional wiring needed for the equipment or machinery; not to install any equipment or machinery which may necessitate any changes, replacements or additions to, or in the use of, the heating, air conditioning, plumbing, mechanical, telephone or electrical systems of the Building without obtaining Landlord’s prior consent; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise. Notwithstanding the foregoing, Landlord consents to the Tenant to install in the Premises (i) up to one phone and desktop computer per electrical outlet, (ii) up to two copier machines which machines are not to exceed 4 feet by 6 feet by 4 feet in size for each machine, (iii) up to five desktop-sized facsimile machines, (iv) up to five laser jet printers which printers are not to exceed 3 feet by 3 feet by 2 feet in size for each printer, (v) up to one microwave oven, (vi) up to one coffee maker holding up to 20 cups of coffee, (vii) a full size refrigerator/freezer unit measuring no greater than 3 feet by 6 feet by 3 feet, (viii) up to 30 standard five drawer office file cabinets (or their substantial equivalent in terms of storage capacity – for instance, 50 three-drawer cabinets, or any combination having substantially the same aggregate capacity), (ix) one fire proof five drawer file cabinet and (x) such general office equipment is usually and customarily found in general business offices in the Building.

5.2.3 Installations, Alterations or Additions.

Not to make any installations, alterations or additions in, to or on the Premises or Building without on each occasion obtaining the prior written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned, and then only pursuant to plans and specifications approved by Landlord in advance in each instance, which consent and approval shall not be unreasonably withheld or delayed, except that as to any of the same outside the Premises, Landlord shall have the right to withhold or condition its consent for any reason or no reason, such being in the Landlord’s sole discretion.

5.2.4 Hazardous Waste.

Not to use any portion of the Premises for the use, generation, treatment, storage or disposal of “oil”, “hazardous material”, “hazardous waste”, or “hazardous substances” (collectively, the “Materials”), as such terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., as amended, and the regulations promulgated thereunder, and all applicable state and local laws, rules and regulations, including, without limitation, Massachusetts General Laws, Chapters 21C and 21E (the “Superfund and Hazardous Waste Laws”), (excluding customary amounts of Materials commonly and lawfully used in commercial buildings and which are stored and used in accordance with applicable laws) without the express written prior consent of Landlord and, if required, its mortgagees, and then only to the extent that the presence of the Materials is (i) properly licensed and approved by all appropriate governmental officials and in accordance with all applicable laws and regulations and (ii) in compliance with any terms and conditions stated in said prior written approvals by the Landlord or its mortgagees. Tenant shall promptly provide Landlord with copies of all notices received by it, including, without limitation, any notice of violations, notice of responsibility or demand for action from any federal, state or local authority or official in connection with the presence of Materials in or about the Premises. In the event of any release by

Tenant or Tenant’s agents or invitees of Materials during the Term, Tenant shall promptly notify Landlord in writing and shall forthwith remedy the problem in accordance with all applicable laws and requirements, shall keep Landlord fully and promptly informed as to the progress of the remediation, and shall indemnify and hold the Landlord and any mortgagees of the Property, harmless from and against all loss, costs, liability and damage, including attorneys’ fees incurred whether or not litigation be commenced, arising from the presence or release of any Materials in or on the Premises.

Landlord and Tenant hereby agree that Landlord shall be solely responsible for all loss, costs, liability and damage arising from the presence, release or threat of release of any Materials in or on the Premises or Property which are present on the Premises or Property on the Commencement Date or after the Commencement Date, unless a release arises from actions or omissions of Tenant, its employees, agents or invitees.

5.2.5 Obstructions; Items Visible From Exterior.

Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Land used by Tenant in common with others; not without prior consent of Landlord, to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations (including, without limitation, the Rules and Regulations set forth in Exhibit D hereof) now or hereafter made by the Landlord for the care and use; Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such rules and regulations. Landlord agrees, however, that Tenant may install signage (consistent with Landlord’s building standards) showing Tenant’s name and logo at the entrance to the Premises and that Landlord will place Tenant’s name in any Building tenant directory.

5.3 Landlord’s Covenants.

Landlord covenants, at its expense, at all times during the Term:

5.3.1 Landlord Insurance.

To take out and maintain throughout the Term the insurance coverages protecting Landlord and its mortgagee(s), if any, set forth in Section 1.1, and such other coverages as Landlord deems appropriate, except that if the cost of such coverages, or any other coverages elected by Landlord, increases to a level the Landlord, in its sole discretion, believes is excessive or should not reasonably be charged to tenants as Operating Expenses, Landlord may reduce such coverages, but not below the requirements of any mortgage on the Property. Landlord agrees to maintain in full force and effect, during the Term of this Lease, and for so long thereafter as Tenant may be in possession of all or a part of the Premises, property damage insurance with such deductibles and in such amounts as may from time to time be carried by reasonably prudent owners of similar buildings in the area in which the Property is located, provided that in no event shall Landlord carry less than amounts equal to 100% of the full insurable replacement cost of the Building (excluding footings and foundations) and other improvements on the Property, and including a waiver of subrogation as required in this Lease.

5.3.2 Repair and Maintenance.

To repair and maintain in reasonable and serviceable condition the Building and all common areas of the Property, including without limitation the roof, the exterior walls, the structural integrity of the Building, the elevators, the landscaped and paved areas and all electrical, plumbing, heating, ventilating, air conditioning, fire protection and sewage facilities in the Building which service more than just the Premises, and which were not installed specifically by or for Tenant, but excluding from such obligation: (a) any damage resulting from the acts or omissions of Tenant, its agents, employees and invitees(subject, however, to any waivers of claims or subrogation herein), and (b) any requirement or need of Tenant at the Commencement Date for installation of any of the facilities, except to the extent specifically required of Landlord as may be set forth herein. The expenses of the foregoing shall be deemed “Operating Expenses.”

5.3.3 Payment of Cost of Enforcement.

Subject to the provisions of Section 7.4, Landlord will pay on demand Tenant’s expenses, including reasonable out-of-pocket attorneys fees actually incurred in successfully enforcing any obligation of Landlord, after notice to Landlord.

5.3.4 Quiet Enjoyment.

Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term or any extension thereof, without any manner of hindrance or molestation from Landlord or its agents and employees, subject, however, to the terms of this Lease.

Notwithstanding the foregoing, Tenant agrees that interference with the right of quiet enjoyment granted by the preceding paragraph is limited to hindrance or molestation only by the parties identified in the preceding paragraph, and, inter alia, does not extend to causation by (a) other tenants, their agents and employees or (b) invitees of tenants or Landlord.

ARTICLE VI – Casualty and Taking

6.1 Termination.

If the Building or the Land or any material part thereof, as hereinafter defined, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, then the Lease may be terminated at the election of Landlord or Tenant. Such election, which may be made notwithstanding Landlord’s entire interest may have been divested, shall be made by the giving of written notice to the other party within thirty (30) days after the incident giving rise to such right of election occurs. “Material” in this Section 6.1 shall mean such a loss or taking as to make it unreasonable for Tenant to operate its business at the Premises, or for Landlord’s operation of the Building, after any restoration within the six (6) month time period referred to in Section 6.2, to be undertaken hereunder.

6.2 Restoration.

If neither party exercises its election under Section 6.1, this Lease shall continue in force, and a just proportion of the rent, additional rent and other charges reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in substantially the same condition such were in prior to such damage or taking, which Landlord covenants to do with reasonable diligence but only to the extent permitted by the net proceeds of any insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws then in existence. “Net proceeds of any insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the expenses of Landlord in connection with the collection of the same, including, without limitation, fees and expenses for legal and appraisal services, and further reduced by the amount of such proceeds any mortgagee of the Premises declines to make available for such restoration. If such restoration is not substantially completed, within six (6) months of the date of such damage or taking, Tenant may terminate this Lease by the giving of written notice to Landlord within thirty (30) days after the expiration of such six (6) month period, provided such substantial completion has not occurred within such thirty (30) day period. If the net proceeds of insurance recovered or damages awarded shall not be sufficient to allow Landlord to restore the Premises to substantially the same condition they were in prior to such damage or taking, then (unless Landlord shall elect to make up any such deficiency out of other funds) Landlord shall give written notice of such fact to Tenant within ten (10) days after such settlement on the proceeds or damages has been made, and Tenant shall have the right, at its election, to terminate this Lease or to allow this Lease to continue and make such improvements to the Premises, at Tenant’s expense, as Tenant may deem advisable, subject to Landlord’s rights in this Lease with respect to such construction by Tenant. Should Tenant elect to terminate as provided in the immediately preceding sentence, it shall do so by giving Landlord written notice of such termination within ten (10) days after receipt by Tenant of the notice referred to in the immediately preceding sentence.

6.3 Eminent Domain Award.

Irrespective of the form in which recovery may be had by law, all rights to damages or compensation arising from an eminent domain taking, excepting only Tenant’s moving and relocation expenses, trade fixtures and equipment, or as otherwise may be required by law, shall belong to Landlord. Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request.

ARTICLE VII – Defaults and Remedies

7.1 Events of Default.

(a) If Tenant shall fail to pay any Annual Fixed Rent, Additional Rent, or any other payment required by Tenant hereunder within ten (10) days of its due date, and if such default shall continue for five (5) days after written notice (except that no notice shall be required with respect to monetary default once Landlord gives one (1) notice of monetary default in any twelve (12) month period), or if within thirty (30) days after written notice (except where this Lease otherwise provides for a different or no notice period, and in subsections (b), (c), (d), (e) and (f) following, as to which there shall be no notices of default required or any right to cure) from Landlord specifying a non-monetary default or defaults, Tenant has not cured such default [except that if the default is capable of being cured, other than by payment of money, and the continuance of such default uncured is not materially adverse to Landlord, there shall be no default, provided, and so long as Tenant begins the cure timely, prosecutes the cure to completion diligently and the uncured default does not become materially adverse to Landlord, then the time for cure shall be extended for a reasonable time not to exceed the lesser of the cure time contained in any mortgage at any time encumbering the Premises, or one hundred twenty (120) days], or (b) if any assignment shall be made by Tenant for the benefit of creditors, or (c) if Tenant’s leasehold interest shall be taken on execution or (d) if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest and is not discharged within sixty (60) days thereafter or (e) if a petition is filed by Tenant or any guarantor of this Lease, for adjudication as a bankrupt, or for reorganization or an arrangement under any provision of the Bankruptcy Act as then in force and effect, or (f) if an involuntary petition under any of the provisions of said Bankruptcy Act is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within ninety (90) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with or without process of law (forcibly, if necessary but only to the extent not prohibited by law) enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant at the Premises, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, if necessary to the extent set forth above) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights (including, without limitation, rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant if any, and pay over the balance, if any, to Tenant.

7.2 Remedies.

If the Lease is terminated under any of the provisions contained in Section 7.1, or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as final liquidated damages, a lump sum equal to the excess, if any, of the total rent reserved for the remainder of the Term over the then fair rental value of the Premises (as of such termination) for said remainder of the Term, discounted to its present value (using the prime rate on the day of termination as reported in the Wall Street Journal, or the first day on which it is thereafter published, if it is not published on that day). In calculating the rent reserved there shall be included, in addition to the Annual Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said remainder of the Term. Tenant further covenants, if Landlord so elects, and in lieu of the payment required by the first sentence of this section, to pay punctually to Landlord all the sums and perform all of the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant, Tenant shall be credited with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s actual and reasonable out-of-pocket expenses in connection with such reletting, including, alterations, repairs and decorations of without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, including legal fees incurred in connection with documenting such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and, may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same, and (ii) make such commercially reasonable alterations, repairs and decorations to the Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing, or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid. Landlord hereby agrees to use reasonable efforts to relet the Premises as soon as is reasonably practical following a termination of this Lease pursuant to any of the provisions contained in Section 7.1 or following a termination for a breach of any other obligation of Tenant hereunder. Placing the Premises for reletting with Landlord’s Broker shall be deemed to constitute reasonable efforts.

Tenant shall pay Landlord, in all events, Landlord’s costs of collection of moneys due by Tenant hereunder and in successfully enforcing Landlord’s rights under this Lease and collecting any money awarded, including reasonable legal fees, whether or not action is commenced, and interest on any amounts due under this Lease or awarded in any action at the rate of one and one-half (1 1/2%) percent per month from the date due until paid in full.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

7.3 Remedies Cumulative.

Any and all rights and remedies which any party may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

7.4 Right to Cure Defaults.

Landlord may, but shall not be obligated to, cure, at any time, without notice, any default by Tenant under this Lease after the expiration of any applicable grace period set forth herein for such default, except in an emergency when such notice shall be given as is reasonable in the circumstances; and whenever Landlord so elects, all reasonable costs and expenses actually incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid by Tenant to Landlord on demand, together with interest thereon at one and one-half (1 1/2%) percent per month from the date of payment by Landlord to the date of payment by Tenant.

If Landlord fails to cure any breach by Landlord of its obligations under this Lease within thirty (30) days after Landlord receives written notice of such breach, or such additional time as is reasonably required to correct such default, or if Landlord, in the case of an emergency, fails to commence to cure its obligation to maintain the Building within twenty-four (24) hours after having received notice of the emergency, Tenant may, but shall not be obligated to, cure any failure by Landlord, and in that event all costs and expenses incurred by Tenant, including reasonable attorneys’ fees, in curing such failure shall be paid by Landlord to Tenant on demand, together with interest thereon at one and one-half (1 1/2%) percent per month from the date of payment by Tenant to the date of payment by Landlord.

7.5 Effect of Waivers of Default.

Any consent or permission by any party to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by any party of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

7.6 No Waiver, Etc.

The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent (with or without knowledge of the breach of any covenant of this Lease) shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing and signed by the party to be charged. No consent or waiver, express or implied, by either party to or of any breach of any provision of the Lease shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

7.7 No Accord and Satisfaction.

No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

7.8 Consequential and Special Damages.

At no time will any party ever be entitled to consequential or any other damages except for direct compensatory damages for the breach of any party’s obligations hereunder.

ARTICLE VIII – Mortgages

8.1 Lease Subordinate-Superior.

This Lease shall be subject and subordinate to any mortgage (“Mortgage”) now or hereinafter placed on the Building, the Land, or both, or any portion or portions thereof, or interest therein, which are separately and together hereinafter in this Article VIII referred to as “the mortgaged premises”, and to each advance made or hereafter to be made under any Mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided, however, that conditioned upon Tenant not being in default under any of the terms of this Lease, subsequent to the Commencement Date and upon Tenant’s delivery of an estoppel certificate accepting the Premises and acknowledging, if true, that Landlord has completed any work required by Landlord hereunder which is to be completed by the Commencement Date.

Landlord shall use reasonable efforts to obtain from any such mortgagee on Tenant’s behalf an agreement on the part of such mortgagee in such mortgagee’s standard form by the terms of which such mortgagee will agree to recognize the rights of Tenant under this Lease and to accept Tenant as the tenant of the Premises hereunder if such mortgagee acquires title to the Premises, whether through foreclosure proceedings or otherwise. Tenant will agree to recognize such mortgagee as landlord in such event. Such agreement shall be made expressly to bind and enure to the benefit of the successors and assigns of Tenant, such mortgagee and any purchaser of the Property at foreclosure. Tenant understands and agrees that such agreements will additionally provide that such mortgagee, or any purchaser at a foreclosure sale or otherwise shall not be:

(a) liable for any act or omission of a prior landlord (including the mortgagor); or

(b) subject to any offset or defense which the Tenant might have against any prior landlord (including the mortgagor); or

(c) bound by any rent or additional rent which the Tenant might have paid in advance to any prior landlord (including the mortgagor) for any period beyond the month in which foreclosure or sale occurs; or

(d) bound by any security deposit which Tenant may have paid to any prior landlord (including the mortgagor), unless such deposit is in an escrow fund available to the mortgagee, or is otherwise made available to such mortgagee; or

(e) bound by any agreement or modification of the Lease made without the consent of the mortgagee; or

(f) bound by any notice of termination given by any prior landlord (including the mortgagor) without the mortgagee’s written consent thereto; or

(g) personally liable under this Lease, and the mortgagee’s liability under the Lease shall be limited to the ownership interest of the mortgagee in the Premises; or

(h) liable for any fact or circumstance or condition to the extent existing or arising prior to the mortgagee’s (or such purchaser’s) succession to the interest of the Landlord under the Lease and such mortgagee or such purchaser further shall not be liable except during that period of time, if any, in which such mortgagee or purchaser and Tenant are in privity of estate.

If any mortgagee or its successor in title shall succeed to the interest of Landlord, then Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its Landlord. Any claim by Tenant under the

Lease against the mortgagee or such successor shall be satisfied solely out of the mortgagee’s or such successor’s interest in the Premises, and Tenant shall not seek recovery against or out of any other assets of mortgagee or such successor.

Notwithstanding the foregoing, any mortgagee may at its election subordinate its Mortgage to this Lease without the consent or approval of Tenant.

This Section 8.1 shall be self-operative. Tenant agrees to execute and deliver promptly any appropriate certificates or instruments requested by Landlord or any mortgagee to carry out the subordination and attornment agreements contained in this Section 8.1.

8.2 Modification, Termination or Cancellation.

No assignment of this Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the rent, change the Term, or otherwise materially change the rights of the landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to by Landlord’s mortgagees of record, if any. No Annual Fixed Rent, Additional Rent, or any other charge shall be paid more than ten (10) days prior to the due date thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee) be a nullity as against any mortgagee, and Tenant shall be liable for the amount of such payments to such mortgagee.

8.3 Rights of Holder of Mortgage.

No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of record, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights; and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter; but nothing contained in this Section 8.3 shall be deemed to impose any obligation on any such mortgagees to correct or cure any condition. “Reasonable time” as used above means and includes a reasonable time to obtain possession of the mortgaged premises, if the mortgagee elects to do so, and a reasonable time to correct or cure the condition if such condition is determined to exist.

8.4 Assignment of Rents.

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on the Property or any part thereof, Tenant agrees that:

(a) the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder, unless such holder shall, by notice sent to Tenant, specifically otherwise elect; and

(b) except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage (or the acceptance of a deed in lieu of foreclosure) and the taking of possession of the Premises.

8.5 Implementation of Article VIII.

Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may reasonably be deemed necessary to implement the provisions of this Article VIII, provided that such agreement does not diminish Tenants rights under the Lease.

ARTICLE IX – Miscellaneous

9.1 Notices from One Party to the Other.

All notices required or permitted hereunder shall be in writing and shall be deemed duly served if and when (a) hand delivered with receipt acknowledged, (b) mailed by registered or certified mail, return receipt requested, postage prepaid and received, or (c) sent by overnight courier service and received, addressed, if to Landlord, at the Original Address of Landlord, or such other address as Landlord shall have last designated by notice in writing to Tenant, with a copy by first-class mail to Davis Malm & D’Agostine P.C., One Boston Place, 37th Floor, Boston, Massachusetts 02108, Attention: Paul L. Feldman, Esq., , and, if to Tenant, at the original Address of Tenant for Notices, or such other address as Tenant shall have last designated by notice in writing to Landlord with copy to Stephen T. Langer, Langer & McLaughlin, LLP, 137 Newbury Street, Boston, MA 02116. All such notices shall be effective upon the earlier of (i) actual receipt, or (ii) three (3) days after the date of mailing or delivery to such courier service, whichever is applicable.

If notice is tendered but refused by the recipient, such notice shall nonetheless be deemed to have been given on the date of such refusal. If notice is served by registered or certified mail but the recipient does not sign for the same, failure to pick up the same from the post office within two (2) business days after notice of attempted delivery is left at the service address shall be deemed receipt upon the expiration of such two (2) days.

Upon written request of an institutional lender, Tenant shall thereafter give to such lender copies of all notices sent to Landlord.

Notices required hereunder may be given by an attorney for the party giving notice and shall be as effective as if given by such party.

9.2 Lease Not To Be Recorded.

Tenant agrees that it will not record this Lease. Landlord shall, upon the request of Tenant, execute and deliver a notice or short form of this Lease prepared by Tenant in such form, if any, as may be provided by applicable statute.

9.3 Limitation of Liability.

No owner or ground lessee of the Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while such owner is the owner of the Premises, and then only to the extent of the equity of Landlord in the Property. Landlord agrees to look solely to Tenant for recovery from any breach of Tenant’s obligations under the Lease, it being specifically agreed that no officer, stockholder, transferable certificate holder, director, trustee or employee of Tenant, or any other person, shall ever be personally liable for any contractual obligation to Landlord, except to the extent any of the foregoing shall execute a guaranty of this Lease.

9.4 Acts of God.

In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control (other than financial) shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or “a reasonable time”, and such time shall be deemed to be extended by the period of such delay. In no event shall any Act of God delay Tenant’s performance of monetary obligations required of Tenant, unless such delay is specifically permitted in this Lease in connection with such performance.

9.5 Landlord’s Default.

Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days (which 30-day period shall be shortened to that which is reasonable in the event of any emergency), or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged default.

9.6 Brokerage.

Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease except any Landlord’s Broker or any Tenant’s Broker named in Section 1.1 hereof, and in the event of any brokerage claims against Landlord predicated upon prior or other dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, including any expenses (reasonable attorney fees being included therein) incurred by Landlord in connection therewith. Landlord warrants and represents that it shall pay all fees, commissions and other payments due to any Landlord’s Broker named in Section 1.1 hereof, and in the event of any claims against Tenant predicated upon non-payment of such fees or commissions, Landlord agrees to defend the same and indemnify and hold Tenant harmless against any such claim, including any expenses (reasonable attorney fees being included therein) incurred by Tenant in connection therewith.

9.7 Applicable Law and Construction.

This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Lease nor has any person been authorized to make any such agreement not herein contained. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one Tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

9.8 Building Services and Utilities.

Landlord shall operate the Building as a first class office building and shall provide building services comparable to those provided in similar first class office buildings. Without limiting the foregoing, the Landlord shall provide the following Building Services:

1.	Access to the Premises and common areas of the Building to duly authorized and identified employees and visitors (who are authorized by Tenant and of which Landlord is previously informed for after hours visits) of Tenant twenty-four (24) hours per day, 365/366 days a year.

2.	Necessary elevator facilities, except if such service must be interrupted or stopped for repairs in the reasonable judgment of the Landlord.

3.

Building standard heat, ventilation and air-conditioning to the Premises without additional charge during regular business hours (from 8:00 A.M. to 6:00 P.M. Monday through Friday). By reasonable advance arrangement with the Building’s manager, heat, ventilation or cooling will be furnished at other times. At the present time Landlord provides such service at no additional charge, but Landlord reserves the right to charge for such service at any time hereafter upon notifying Tenant at least thirty (30) days before introducing such charge, provided, however, that such charge shall not be imposed on Tenant exclusively. If Tenant has special electric, ventilation or cooling needs, such as to service a computer room, Landlord will supply the equipment therefore and install the same at Tenant’s expense. The charge for electricity for such special use shall be in addition to the charge set forth in Section 4.3.

4.	Cleaning of the Premises on weekdays other than holidays, and such window washing as may from time to time in Landlord’s sole judgment may be reasonably required, but such cleaning will consist of the services described on Exhibit E attached hereto.

5.	Normal lighting of the main lobby, elevators, washrooms and stairs, but not for the Premises, except Landlord will replace Building standard light bulbs and fluorescent tubes at Tenant’s expense.

6.	Keep all surfaces, roadways, walks and parking and loading areas reasonably free of snow and ice.

7.	Directory listing for Tenant on building directories. In addition, Landlord will provide an entrance sign at the Premises not to exceed a cost of $100.00, if one does not exist. Cost for this sign in excess of $100.00 will be billed to and paid by Tenant.

8.	Reasonably maintain the common areas of the Property.

9.	Provide cold water, and reasonably hot water from at least 7:00 A.M. to 6:00 P.M. daily.

10.	Provide one or more security guards from 6:00 P.M. to 7:00 A.M., Monday through Thursday, and 6:00 P.M. Friday to 7:00 A.M. on the following Monday, except that for holidays (as determined by Landlord) security will start at 6:00 P.M. on the preceding night and continue until 7:00 A.M. on the day following the holiday.

Landlord reserves the right to stop or curtail any service or utility system, when necessary by reason of accident or emergency, until repairs have been completed; provided, however, that in each instance, Landlord shall use reasonable efforts to eliminate the cause thereof, to the extent Landlord has control over the same. Except in the case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage or curtailment and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

Landlord does not warrant that any services Landlord supplies will not be interrupted. Services may be interrupted because of accidents, repairs, alterations, improvements, or any reason beyond the reasonable control of Landlord. Any interruption shall not:

(a) be considered an eviction or disturbance of Tenant’s use and possession of the Premises;

(b) make Landlord liable to Tenant for damages;

(c) abate Rent or Additional Rent; or

(d) relieve Tenant from performing Tenant’s Lease obligations.

9.9 Parking.

If parking spaces are to be provided Tenant, as set forth in Section 1.1, the same may be used by Tenant at the charges set forth in Section 1.1 and shall be available for Tenant’s use on a 24 hours basis each day of the year. Landlord reserves the right to limit parking for periods of time for parking lot maintenance, repair, snow plowing or other maintenance needs. Notice of such limits on parking, except in the case of emergencies will be provided to Tenant at least 24 hours in advance. Any parking charge shall be payable in advance together with the monthly payments of Annual Fixed Rent. If Landlord designates specific spaces, Tenant may use only those spaces specifically assigned to Tenant by Landlord. Landlord may increase the monthly parking charge by reasonable amounts, consistent with the parking rates for similar parking facilities in the market of the Property, by giving Tenant 30 days notice of such increase. However, Landlord may not increase the charge more frequently than once per calendar year.

9.10 Security Deposit.

The Tenant hereby gives to the Landlord the Security Deposit set forth in Section 1.1 as security for the full, faithful and punctual performance, fulfillment and observance by the Tenant of any and all covenants, agreements, warranties, conditions, terms and provisions of this Lease to be performed, fulfilled or observed by the Tenant hereunder. It is expressly covenanted and agreed between the Landlord and the Tenant that (a) the Security Deposit is not a measure of the damages that the Landlord might suffer or a limit upon the damages the Landlord may recover in the event of any failure or breach by the Tenant with respect to any or all of said covenants, agreements, warranties, conditions, terms or provisions; (b) in the event of each and every such failure or breach by the Tenant (continuing beyond the expiration of the applicable notice and grace periods), the Landlord may at the Landlord’s option at any time and from time to time apply any part or the whole of the Security Deposit to exonerate, indemnify or save harmless the Landlord from any loss, cost, damage, liability or expense, including reasonable attorneys’ fees, that the Landlord may have suffered, sustained, or become obligated to pay or may suffer, sustain or become obligated to pay because of such failure or breach by the Tenant and Landlord shall give Tenant prompt written notice of any such application of the Security Deposit; the Landlord shall in no way be precluded by such application from any of the remedies at law or in equity otherwise available to the Landlord (except to the extent that such application cured the default), or from recovering at any time the full, total amount of the Landlord’s actual loss, cost, damage, liability and expense, including reasonable attorneys’ fees, less the amount of any such application or applications of the Security Deposit; no such application of the Security Deposit by the Landlord shall in any way excuse the Tenant from, and from continuing, the full, faithful and punctual performance, fulfillment and observance of any and all of said covenants, agreements, warranties, conditions, terms and provisions, and within fifteen (15) days after the receipt of a demand therefore, the Tenant will pay to the Landlord a sum to be added to the Security Deposit equal to that so applied by the Landlord hereunder; (c) in the event of termination prior to expiration of this Lease, then on the date of such earlier termination, and otherwise at the expiration of the Term provided in this Lease, and not earlier in either case, the remainder of the Security Deposit, after deducting all sums which the Landlord has applied or is or may be entitled to apply under Clause (b) of this Section 9.10 or in satisfaction of any claim or judgment which the Landlord may then have against the Tenant, shall be returned by the Landlord to the Tenant; (d) if so required, the Landlord shall transfer the Security Deposit to any mortgagee of the Property or any grantee or grantees to whom the Landlord may convey the Premises, to be held by such mortgagee, grantee or grantees as the Security Deposit hereunder on the above terms, and on such transfer to such mortgagee, grantee or grantees, the Landlord thereupon shall be relieved from all further liability to the Tenant with respect to the Security Deposit, and from and after such actual transfer, the Tenant thereafter shall look only to such mortgagee, grantee or grantees for the return of the Security Deposit provided that Landlord has given Tenant prompt written notice of any such transfer of the Security Deposit; and (e) the Security Deposit shall not be assigned, transferred or encumbered by the Tenant without the prior consent of the Landlord, and any such assignment, transfer or encumbrance shall be without any force or effect and shall not be binding upon the Landlord in any event. The Landlord shall (i) have the right to commingle the Security Deposit with other funds of the Landlord and (ii) not be obligated to pay interest thereon to the Tenant, if and to the extent permitted by law.

Notwithstanding the prior provisions of this Section 9.10, Landlord will agreed to accept the Security Deposit in the form of a letter of credit, subject to the following conditions: The letter of credit shall be drawn upon a Massachusetts bank reasonably acceptable to Landlord. The term of the letter of credit shall be for at least one year and shall be in form acceptable to Landlord. Such letter of credit shall be unconditional and provide for its honor upon receipt from Landlord of a written notice alleging a default in the Tenant’s obligations under the Lease and calling the entire amount of the letter of credit. If the letter of credit shall expire less than forty-five (45) days after the end of the Term (including any extensions then exercised, Tenant shall be required to submit successive letters of credit with minimum terms of one (1) year [except for any final letter of credit replacement which shall expire no earlier than thirty (30) days after the end of the Term as then extended. If Tenant fails to replace an expiring letter of credit with a replacement letter of credit meeting the above requirements no later than thirty (30) days before the expiration date, such shall be deemed a default hereunder entitling Landlord to call the then current letter of credit without notice to Tenant. Upon receipt of funds from the issuer of the letter of credit, the same shall become the Security Deposit and shall be subject to the terms and provisions contained in the immediately preceding paragraph of this Section 9.10. If the issuer fails to make payment under the letter of credit within three (3) business days after receipt of demand by Landlord, such shall be a default under this Lease entitling Landlord to terminate the Term hereof unless Tenant pays the full amount of the letter of credit to Landlord (to be held as the Security Deposit) within five (5) days after receipt of notice of such non-payment. Landlord may exercise its rights for dishonor of the letter of credit if Tenant does not make timely payment, and Landlord shall be entitled to its costs and expenses, including reasonable attorneys fees from Tenant, in collecting the letter of credit.

9.11 No Binding Effect Until Execution.

This Lease is not binding, nor do the parties intend to be bound, until this Lease is executed and delivered to all parties. Neither party may rely on reliance under the theory of promissory estoppel nor the implied covenant of good faith and fair dealing to bind the other party.

9.12 Execution Date.

Whenever the parties refer to the “execution” of this Lease or “the date this Lease has been executed” or similar words, such shall refer to the date the final party to this Lease executes the lease which shall prima facie be deemed the date this Lease is dated in Section 1.1.

9.13 Presumption Against Draftsman.

The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of the Lease. The Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing a document to be drafted.

9.14 Time is of the Essence.

In performing the respective obligations of the parties hereunder, time shall be of the essence, and any extension to performance which either party grants the other shall affect that matter only and shall not be deemed a waiver of the requirement that all other obligations and the extended obligation in all other instances be performed timely.

9.15 [Intentionally Omitted]

9.16 Evidence of Authority.

Upon request, each party shall deliver to the other acceptable evidence of the authority of the persons executing this Lease on behalf of such party to enter into, execute, deliver and bind such party to this Lease.

9.17 Waiver of Jury Trial; Venue.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Premises, and/or claim of injury or damages.

Landlord and Tenant agree that the sole venue for any of the foregoing shall be in the State or Federal courts of Massachusetts.

[Remainder of page intentionally blank]

WITNESS the execution hereof under seal as of the day and year first above written.

LANDLORD: AMERICAN TWINE LIMITED PARTNERSHIP

By:	ATLP,Inc., Its General Partner

By:	/s/ Anthony Goschalk
Name:	Anthony Goschalk
Title:	President
Hereunto Duly Authorized

TENANT: TARGANTA THERAPEUTICS CORPORATION

By:	/s/ George A. Eldridge
Name:	George A. Eldridge
Title:	Senior Vice President, Finance & Administration
Hereunto Duly Authorized